UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2017

Alarm.com Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37461	26-4247032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8281 Greensboro Drive, Suite 100 Tysons, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 389-4033

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On October 6, 2017, Alarm.com Holdings, Inc., or Alarm.com, and its wholly owned subsidiary Alarm.com Incorporated, or, together with Alarm.com, the Company, refinanced the $72 million outstanding under its prior revolving credit facility, or the Prior Facility, by entering into a new $125 million senior secured revolving credit facility, or the 2017 Facility, with Silicon Valley Bank, or SVB, as administrative agent, PNC Bank, National Association, or PNC, as Documentation Agent, and a syndicate of lenders, currently comprised of SVB, PNC, Bank of America N.A., and JPMorgan Chase Bank, N.A. Upon entry into the 2017 Facility, the Company borrowed $72 million, which amounts were used to repay the previously outstanding balance under the Prior Facility as further described below, and as of the date hereof, the outstanding balance under the 2017 Facility remained at $72 million and no additional amounts have been drawn under the 2017 Facility. The 2017 Facility matures in October 2022 and includes an option to further increase the borrowing capacity to $175 million with the consent of the lenders.

The outstanding principal balance of the 2017 Facility accrues interest at a rate equal to, at Alarm.com’s option, either (1) the Eurodollar Base Rate, or LIBOR, plus an applicable margin based on the Alarm.com’s consolidated leverage ratio, or (2) the highest of (a) the Wall Street Journal prime rate, (b) the Federal Funds rate plus 0.50% or (c) LIBOR plus 1.0%, plus an applicable margin based on Alarm.com’s consolidated leverage ratio. The 2017 Facility also carries an annual unused line commitment fee of 0.20%, payable quarterly.

The 2017 Facility contains customary conditions to borrowings and events of default and contains various negative covenants, including covenants that restrict the Company’s ability to dispose of assets, merge with or acquire other entities, incur indebtedness, incur encumbrances, make certain payments including dividends, make investments or engage in transactions with affiliates without approval of the lenders. The 2017 Facility also includes financial covenants with respect to consolidated leverage ratio and fixed charge coverage ratio, which are tested quarterly. The Company’s obligations under the 2017 Facility are secured by substantially all of the Company’s assets, including intellectual property, and guaranteed by substantially all of the Company’s domestic subsidiaries.

The foregoing description of the material terms of the 2017 Facility does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full terms of the credit agreement, which the Company intends to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 or an earlier filed periodic report.

Item 1.02	Termination of a Material Definitive Agreement

In connection with the entry into the 2017 Facility, on October 6, 2017, the Company terminated and refinanced its $75 million Prior Facility with SVB as administrative agent, and a syndicate of lenders. The outstanding principal balance on the Prior Facility accrued interest at a rate equal to, at Alarm.com’s option, either (1) the Eurodollar Base Rate plus an applicable margin based on the Alarm.com’s consolidated leverage ratio, or (2) the higher of (a) the Wall Street Journal prime rate and (b) the Federal Funds rate plus 0.50% plus an applicable margin based on Alarm.com’s consolidated leverage ratio. The Prior Facility also carried an unused line commitment fee of 0.20% to 0.25% depending on Alarm.com’s consolidated leverage ratio. During the year ended December 31, 2016 and the six months ended June 30, 2017, the effective interest rate on the Prior Facility was 2.82% and 3.34%, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 hereby is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alarm.com Holdings, Inc.

Date: October 10, 2017	By:	/s/ Steve Valenzuela
Steve Valenzuela
Chief Financial Officer